Exhibit 10.41

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of the 22nd day of July, 2005 (the “Commencement Date”), by and between Eldorado Casino Shreveport Joint Venture, a Louisiana partnership (“Owner”), and Eldorado Resorts LLC, a Nevada limited liability company (“Eldorado”).

W I T N E S S E T H:

WHEREAS, Owner is (i) the lessee of those certain premises located on or adjacent to the Red River in the City of Shreveport, State of Louisiana owned by the City of Shreveport and more particularly described on Exhibit “A” which is attached hereto and made a part hereto by reference (the “Property”), (ii) owner in fee of a pavilion, hotel, parking garages and other facilities located on the Property (the “Improvements”) and (iii) owner in fee of a riverboat located in a coffer dam on the Property that is entitled by the Louisiana Gaming Control Board (the “Board”) to conduct gaming activities thereon (with the Property and the Improvements, the “Complex”); and

WHEREAS, Eldorado has extensive experience in casino operations and management and have the knowledge and expertise to manage and operate the Complex on behalf of Owner; and,

WHEREAS, Owner desires to benefit from the expertise available to Eldorado in the management and operation of the Complex and Eldorado is willing to manage and operate the Complex on behalf of Owner, all in accordance with the terms and pursuant to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises, representations, warranties, understandings, undertakings and covenants herein contained, and intending to be legally bound thereby, Owner and Eldorado hereby covenant and agree as follows:

ARTICLE ONE

APPOINTMENT OF ELDORADO

1.01 Appointment and Term. Owner hereby appoints and employs Eldorado, and Eldorado agrees, to act as Owner’s sole and exclusive agent for the supervision, direction and control of the management of the Complex (or any additions or expansions thereto) on the Owner’s behalf, upon the terms and conditions hereinafter set forth for a term commencing as of the Commencement Date through the date Owner no longer holds a riverboat gaming license for the Complex in Louisiana, subject to earlier termination in accordance with Article Eleven of this Agreement (the “Term”). Upon termination of this Agreement, including any early termination as provided herein, Owner shall forthwith pay to Eldorado any and all amounts due to Eldorado as of such termination date.

1.02 Relation of the Parties. In taking any action pursuant to this Agreement, Eldorado will be acting only as the appointed agent or representative of Owner, and nothing in this Agreement shall be construed as creating a tenancy, partnership, joint venture or any other relationship between the parties hereto, except that of principal and agent. All debts and liabilities properly incurred by Eldorado in the course of its management and operation of the Complex hereunder shall be the debts and obligations of the Owner only, and Eldorado shall not be liable therefor, except as specifically stated to the contrary herein.

ARTICLE TWO

REPRESENTATIONS AND COVENANTS OF OWNER

2.01 Furnishings and Equipment of the Complex. Owner warrants and agrees:

(a) That Owner will provide throughout the Term, at Owner’s sole cost and expense, all accessories necessary for the operation of the Complex, including, but not limited to, casino equipment and supplies;

(b) That Owner will provide throughout the Term and at Owner’s sole cost and expense, full and adequate inventories of food and beverage and of consumable items utilized in operating the Complex, such as soap, cleaning materials, matches, stationery and all other similar items; and

(c) That Owner will provide, throughout the Term, and at Owner’s sole cost and expense, sufficient working capital for the operation of the Complex.

2.02 Title to Complex. Owner covenants and agrees that it has and it will maintain throughout the Term of this Agreement:

(a) A leasehold interest in the Property and full ownership of and title to the improvements of the Complex, subject to such mortgages or other encumbrances in effect on the date hereof; and

(b) Full ownership of the furnishings, fixtures and equipment located on the Property (“FF&E”), free and clear of any liens, encumbrances, covenants, charges, burdens or claims, except: (i) those that do not materially and adversely affect the use thereof by Owner; (ii) mortgages or other encumbrances existing as of the date hereof or as are otherwise related to the financing of the Complex and the FF&E; (iii) leases of personal property and equipment; and (iv) purchase money mortgages. Except to the extent provided herein or in that certain Fourth Amended and Restated Joint Venture Agreement of Eldorado Casino Shreveport Joint Venture dated as of July 21, 2005 (the “Partnership Agreement”), this Agreement shall not be subject to forfeiture or termination under any financing documents relating to the Complex, except in accordance with the provisions of this Agreement, notwithstanding that there shall be a default under such financing documents. Owner further covenants and agrees to pay and discharge any ground rents, any other rental payments, concession charges or any other charges payable by Owner in respect of the Complex, and, at its own expense, to undertake and prosecute all appropriate actions, judicial or otherwise, to facilitate the quiet and peaceable operation of the Complex by Eldorado. Owner also agrees to pay, prior to delinquency, all taxes and assessments of whatever type that may become a lien on the Complex and which may be due and payable during the Term, unless (i) payment thereof is in good faith being contested by Owner, (ii) enforcement of any purported lien is stayed, and (iii) Owner maintains adequate reserves in a separate account with a reputable financial institution in order to discharge any such lien upon five (5) days notice of the existence of such lien.

2.03 Covenant of Eldorado. Eldorado covenants and agrees that so long as it directly or indirectly controls the Owner or owns a majority of the voting interests of Owner, it will take, or cause Owner to take, all actions reasonably necessary to cause Owner to comply with its obligations under this Agreement, provided, however, that Eldorado shall not be obligated (i) to incur any obligation other than as agent of the Owner, (ii) to advance to the Owner, or otherwise utilize, any of its own funds, or (iii) to forego any payment due to it in the performance of its obligations under this Agreement.

ARTICLE THREE

NOTICES

Any and all written notices required by this Agreement shall be either hand-delivered or mailed, certified mail, return receipt requested, sent by facsimile copy, or sent via commercial courier, addressed to:

TO ELDORADO:	Eldorado Resorts LLC
Fourth & Virginia Streets
Reno, Nevada 89501
Attention: Chief Financial Officer

TO OWNER:	Eldorado Casino Shreveport Joint Venture
Fourth & Virginia Streets
Reno, Nevada 89501
Attention: Managing Partner

All notices hand-delivered shall be deemed delivered as of the date actually delivered. All notices mailed shall be deemed delivered as of three (3) business days after the date postmarked. All notices sent by facsimile copy shall be deemed delivered as of the date receipt of the facsimile is confirmed or, if such date is not a business day, the first business day immediately following the date receipt of the facsimile is confirmed. All notices sent via commercial courier shall be deemed delivered as of the business day immediately following the date the notice is entrusted to the commercial courier service with directions for service within one (1) day. Any changes in any of the addresses listed herein shall be made by notice as provided in this Article Three.

ARTICLE FOUR

OPERATION

4.01 Standards. With respect to the operation of the Complex pursuant to this and every other applicable Section of this Agreement, Eldorado shall manage the Complex in a manner consistent with both a first class entertainment complex and the best standards and procedures exercised by Eldorado or its affiliates in the management of all other casinos owned and operated by Eldorado or its affiliates, as such standards and procedures may be reasonably modified or revised by Eldorado from time to time to reflect the type, class and quality of the Complex, all in a professional manner and in the exercise of good faith.

4.02 Permits. Owner, with the assistance of Eldorado, shall obtain and maintain in full force and effect all necessary licenses and permits as may be required for the operation of the Complex by Eldorado including, without limitation, casino, liquor, bar, restaurant, sign, coast guard and hotel licenses. All licenses and permits are to be in effect as of the Commencement Date. Eldorado undertakes to comply fully with any and all reasonably imposed conditions set forth in any such licenses and permits.

4.03 Personnel.

(a) All personnel of the Complex shall be personnel of Owner. As agent for Owner, Eldorado shall have the sole and absolute discretion to hire, supervise, direct the work of, discharge and determine the compensation and other benefits of all personnel working in the Complex, including persons employed for on-site management of the Complex. Owner shall not interfere with or give orders or instructions to personnel employed at the Complex. Eldorado, in its sole and absolute discretion, shall determine the fitness and qualification of such personnel. Eldorado shall in no way be liable to said personnel or to Owner for any claims for wages, compensation or other benefits (including, without limitation, severance, pension, superannuation, retirement and termination pay) asserted by or on behalf of such personnel. The salaries, other compensation and benefits of such personnel shall be paid by Owner.

(b) Owner shall pay monthly to Eldorado all travel, lodging and meal costs and expenses reasonably incurred by employees of Eldorado and its subsidiaries and affiliated entities in the performance of duties imposed under this Agreement for the benefit of the Complex. Employees of Eldorado and its subsidiaries and affiliated entities shall be furnished and provided with rooms and food, as an expense of Complex operations, whenever such employees are located at the Complex in the performance of this Agreement.

(c) Eldorado shall, as agent for Owner and at Owner’s sole expense, employ third-party specialists to perform services for the Complex to the extent reasonably necessary to the operation, maintenance and/or protection of the Complex, such as engineers, designers and attorneys.

(d) Eldorado shall provide oversight of on-sight management by no less than three (3) of its executives, principals or other individuals designated by it to serve on the Board of Managers of Owner’s Managing Partner. All compensation for such oversight services of the on-site management provided to Owner shall be included in the Base Management Fee (as defined in Section 5.02 below); provided, however, that Eldorado shall be entitled to reimbursement of actual, reasonable costs incurred on behalf of the Owner and the Complex (including reasonable out-of-pocket expenses incurred) by the individuals performing the oversight required by this paragraph (d), but only to the extent such out-of-pocket expenses are not otherwise reimbursed pursuant to paragraph (b) of this Section 4.03.

4.04 Sales and Promotions.

(a) Eldorado shall cause the Complex to participate in sales and promotional campaigns and, as appropriate, activities involving complimentary items to hotels, casinos, travel agents, tourist officials and airline representatives and other hospitality industry representatives. Eldorado shall have the sole right to entitle the key personnel and the personnel employed by Owner and Eldorado to grant complimentary items when the same is customary in the travel, hospitality or gaming industry or in Eldorado’s standard practice or policy.

(b) Eldorado shall establish standards relating to the granting or extension of credit and Owner agrees to bring no influence on Eldorado or the on-sight management executives with respect to requests from Owner to deviate from such standards.

(c) Eldorado, on behalf of Owner, shall institute and supervise a sales and marketing program and shall coordinate and cooperate with the local and national sales and marketing programs of Eldorado and shall also coordinate with tour programs marketed by airlines, travel agents and government tourist departments when Eldorado determines such programs are in the best interest of Owner.

4.05 Maintenance and Capital Replacement.

(a) Eldorado, as agent of Owner, is authorized to make and enter into such agreements as are in Eldorado’s reasonable opinion necessary for the operation, supply and maintenance of the Complex as required by this Agreement. Notwithstanding the foregoing, Eldorado agrees to use its commercially reasonable efforts to enter into agreements for the provision of goods and/or services to the Complex at the fair market value of the goods and/or services provided or rendered.

(b) Eldorado shall have the right, without prior approval of Owner, to make alterations, additions or improvements in or to the Complex as are consistent with the standards established hereunder, provided that prior approval of Owner is required for any single expenditure having a cost in excess of $50,000, or for aggregate expenditures in any calendar year in excess of $250,000. The cost of such alterations, additions or improvements shall be charged directly to current expenses of the Complex or shall be capitalized and amortized on the books of account of the Complex in accordance with Eldorado’s standard accounting practices consistently applied.

(c) In the event that, at any time during the Term of this Agreement, repairs or additions to or changes in the Complex shall be required by reason of any laws, ordinances, rules or regulations now or hereafter in force, or by proper and lawful order of any governmental or municipal power, department, agency, authority, or officer, such repairs or changes shall be made at the discretion of Eldorado, without the prior approval of Owner; provided that Eldorado shall use its commercially reasonable efforts to consult, in advance, with Owner with respect to such changes, additions or repairs.

4.06 Accounting Services.

(a) Eldorado, at Owner’s sole cost and expense, shall maintain a complete accounting system in connection with the management of the Complex. The books and records shall be kept in accordance with generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession which are in effect from time to time (“GAAP”), consistently applied. Books and accounts shall be maintained at the Complex. Title to such books and accounts shall vest in Owner but Eldorado may maintain possession of such books and records; provided, however, that Eldorado shall return possession of such books and records to Owner upon the reasonable request of Owner. Owner shall have the right and privilege of examining and copying said books and records at any reasonable time during regular business hours.

(b) Eldorado, at Owner’s sole cost and expense, shall cause a certified audit of the Complex to be performed annually by such reputable accounting firm mutually acceptable to Owner and Eldorado, and at least three (3) copies thereof shall be furnished to each party not later than ninety (90) days from the end of Owner’s fiscal year. Nothing herein contained shall prevent Owner, at its sole expense, from designating a reputable accounting firm to, upon reasonable prior written notice, examine the books and records of the Complex during regular business hours.

(c) On or before the twenty-fifth (25th) day of each month, for the first six (6) months following the Commencement Date and on or before the fifteenth (15th) day of each month thereafter, Eldorado shall furnish Owner with an unaudited operating statement for the prior calendar month detailing (i) Statistical Data, (ii) Gaming Revenue Data (broken down by departmental or revenue source by line item), (iii) Gaming Operating Expense Data (broken down by departmental or expense source by line item) (iv) Food & Beverage Department Data, (v) Other Income Data, (vi) Overhead Departments Data, (vii) Fixed Charges, (viii) Gross Operating Profit, and (ix) Net Income or Loss, including management fees and other amounts paid to Eldorado. Any adjustment required to make up an underpayment or to refund an overpayment of the monthly payments to Eldorado, as revealed in any monthly operating statement, shall be made by way of an adjustment in the payment during the month following the furnishing of said monthly operating statement. Likewise, any adjustments predicated on the annual audited statements for the Complex, will be made during the first month following completion of the annual audit.

4.07 Bank Accounts.

(a) Eldorado shall establish at such reputable financial institution(s) reasonably approved by Owner such Complex bank accounts as Eldorado deems necessary for the operation of the Complex. The accounts shall be styled “name of Complex-type of account” (e.g., operations, payroll), and all bank accounts shall provide that Eldorado’s designees shall be the only parties authorized to draw upon said accounts, and the deposits held in accounts of Owner or for the account of Owner shall be transferred to the accounts established pursuant hereto as Eldorado may direct. Eldorado shall deposit, not less frequently than monthly, any cash on hand in excess of its reasonably anticipated operating capital needs for the next thirty (30) days and of any reserves required hereunder in such bank accounts or other depositories as may be designated by Owner. It is understood that Eldorado shall maintain funds at the Complex and shall make payments therefrom as the same are usually and customarily made in the hospitality and gaming industry.

(b) During the Term hereof, Owner shall furnish to Eldorado true and correct copies of all property tax statements and insurance policies and all financing documents (including notes and mortgages) relating to the Complex. Without in any way diminishing Owner’s responsibility hereunder, Eldorado shall be authorized, if Owner so requests in writing, to pay from the Complex bank accounts the amounts indicated by said statements and/or documents, provided sufficient funds are in such Complex accounts.

4.08 Concessions. Eldorado shall have the exclusive right to consummate, in the name of and for the benefit of Owner, arrangements and leases with concessioners, licensees, tenants and other users of any commercial space in the garage or with respect to a gift shop, beauty shop or other commercial venues in the hotel or pavilion, at then-prevailing commercially reasonable rates.

4.09 Expenses.

(a) All costs, expenses, funding of operating deficits and working capital, and other obligations and liabilities hereunder (“Owner’s Financial Obligations”) shall be the sole and exclusive responsibility and obligation of Owner, except for those instances herein where it is expressly and specifically stated that such item shall be for the accounts of Eldorado. It is understood that statements herein indicating that Eldorado shall “furnish,” “provide” or otherwise supply, present or contribute items or services hereunder shall not be interpreted or construed to mean that Eldorado is liable or responsible to fund or pay for such items or services, except in those specific instances mentioned above.

(b) It is understood and agreed that Eldorado shall have no obligation or duty to fund and/or pay for any of Owner’s Financial Obligations.

4.10 Budgets.

(a) Eldorado shall be obligated to furnish Owner with the following budgets in a form agreed to by Owner and Eldorado (collectively “Budgets”) during the Term hereof:

(i) Forty-five (45) days subsequent to the Commencement Date, a commencement budget (“Opening Budget”), to be updated accordingly, which Opening Budget shall detail all costs, expenses and reserves reasonably anticipated by Eldorado, or contemplated in this Agreement, during the remainder of the first calendar year of the Term of this Agreement, including but not limited to, working capital, initial operating equipment and supplies, expenditures for recruiting, training, advertising and promotion and other similar costs and expenses.

(ii) An annual budget (“Annual Budget”) at least thirty (30) days prior to the end of the first full calendar year of the Term and each succeeding calendar year of the Term hereunder. Each Annual Budget shall detail all costs, expenses on a line item basis and reserves reasonably anticipated by Eldorado, or contemplated in this Agreement, for the next succeeding year. Annual Budgets may be amended from time to time, after submission by Eldorado to Owner of such amendments.

(b) Eldorado makes no guarantee, warranty or representation whatsoever in regard to Budgets, the same being intended as reasonable estimates only.

(c) If Owner fails or delays in furnishing funds to cover deficits that may arise as a result of operations hereunder (by failure to approve or delay in approving Budgets in a timely manner or otherwise), Eldorado shall have no responsibility or liability therefor, and Owner shall indemnify and hold harmless Eldorado with respect to any liability, however arising, that may arise out of or relate to, directly or indirectly, such failure or delay in funding such obligations.

(d) All Budgets submitted by Eldorado to Owner under this Section 4.10 shall (i) be prepared generally in accordance with GAAP, (ii) be presented substantially in the format of the operating statements required of Eldorado pursuant to Section 4.06(c) of this Agreement, and (iii) include detailed business and market plans. Each Budget shall be subject to Owner’s prior express approval, which approval shall not be unreasonably withheld or unduly delayed and, unless Owner gives written notice to Eldorado within ten (10) days of its receipt of a Budget that it reserves the right to object to such a Budget, Owner shall be deemed to have approved such Budget. For any period during which Owner and Eldorado are unable to agree on any given Budget, Owner and Eldorado shall be deemed to have agreed to the applicable Budget for the immediately preceding period, plus 5% for each line item thereof. If thirty (30) days have elapsed during any period for which Owner and Eldorado are unable to agree on a Budget, Owner and Eldorado hereby appoint Deloitte & Touche LLP (or any other independent accounting firm with gaming and hotel experience, as mutually agreed by Owner and Eldorado) as an independent arbiter that shall determine the appropriate Budget no later than four (4) weeks after its receipt of written notice of such a dispute. The arbiter’s Budget shall be binding upon Owner and Eldorado. All expenses incurred as a result of the invocation of such independent arbiter provision shall be borne solely by the Owner, subordinated to the payment of all fees and expenses due to or accrued for the benefit of Eldorado pursuant to this Agreement. The provisions of this Section 4.10(d) are to be carried out in tandem with, and not as an alternative for, the arbitration provisions of Section 13.07 of this Agreement.

(e) The foregoing notwithstanding, Eldorado may incur expenses in excess of the amounts set forth in the Budgets provided:

(i) the actual total expenditures for the operating department within which any given expense is allocable will not exceed one hundred ten percent (110%) of the total budgeted expenditures for such operating department approved in the then applicable Budget;

(ii) such expenditure is expressly authorized in this Agreement;

(iii) Eldorado obtains Owner’s prior approval of such expenditure, which approval shall not be unreasonably withheld or unduly delayed;

(iv) such expenditure is warranted by increased levels of business;

(v) such expenditure is reasonably required to meet emergency conditions or a governmental or regulatory requirement and, in any case, Owner is promptly advised thereof;

(vi) additional expenditures are reasonably incurred by reason of the occurrence of an event or events not reasonably foreseeable by Eldorado; or

(vii) such expenditure is caused by the occurrence of an event or events outside Eldorado’s reasonable control.

4.11 Delivery of Notices. Eldorado shall promptly deliver to Owner any written citation, notification or other written communication from any regulatory entity that alleges or relates to any violation or alleged violation of any applicable law, rule or regulation with respect to the Complex or Eldorado’s operation thereof.

ARTICLE FIVE

COMPENSATION OF ELDORADO

5.01 Forms of Compensation. For and in consideration of the services rendered by Eldorado pursuant to this Agreement, Owner agrees to pay to Eldorado (a) the Base Management Fee (as defined below) and (b) the Complex Incentive Fee (as defined below). In addition to the Base Management Fee and the Complex Incentive Fee, Eldorado shall be entitled to the prompt receipt of all reimbursable amounts set forth elsewhere in this Agreement.

5.02 Base Management Fee Defined. The “Base Management Fee” shall be $2.5 million annually. The Base Management Fee shall be paid quarterly on October 22, January 22, April 22, and July 22 of each year of the term of this Agreement in arrears in equal amounts of $625,000 beginning on October 22, 2005. Payment of the Base Management Fee shall have priority over payment of any interest due on the $140,000,000 principal amount of First Mortgage Notes due 2012 co-issued by Owner and Shreveport Capital Corporation, a Louisiana corporation wholly owned by Owner (the “First Mortgage Notes”), prior to the time that the principal amount of all of the then outstanding First Mortgage Notes becomes due and payable, upon maturity, by acceleration or otherwise. Owner agrees that prior to the time that the principal amount of all of the then outstanding First Mortgage Notes becomes due and payable, upon maturity, by acceleration or otherwise, no interest in respect of the First Mortgage Notes shall be paid at any time that any portion of the Base Management that is due and payable has not been paid in full.

5.03 Complex Incentive Fee Defined. The term “Complex Incentive Fee” shall mean a fee equal to the sum of (a) 15% of the amount, if any, by which EBITDA for any fiscal year of the Owner during the term of this Agreement exceeds $20 million and (b) an additional 5% of the amount, if any, by which EBITDA for any fiscal year of the Owner during the term of this Agreement exceeds $25 million. For the purpose of computing the Complex Incentive Fee, the term “EBITDA” shall mean for any fiscal period, an amount equal to (a) consolidated net income of Owner for such period, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by Owner (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of Owner for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) interest expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation and amortization) for such period, and (v) amortized debt discount for such period, in each case to the extent included in the calculation of consolidated net income of Owner for such period in accordance with GAAP as modified by the following sentence, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of Owner: (1) the income (or deficit) of any other Person (as defined below) accrued prior to the date it became a Subsidiary (as defined below) of, or was merged or consolidated into, Owner or any of Owner’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which Owner has an ownership interest, except to the extent any such income has actually been received by Owner in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of Owner to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during the then current fiscal year; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any indebtedness, of Owner; (8) in the case of a successor to Owner by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of Owner at the date of acquisition of such Subsidiary over the cost to Owner of the investment in such Subsidiary. For purposes of this Section, “Person” shall mean and include an individual and any entity including, without limitation, a corporation, partnership, association, limited liability company, joint stock company, trust or estate and “Subsidiary” shall mean, when used with reference to an entity, any corporation or other entity, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity.

Within ten (10) days following the completion of the annual audit provided for in Section 4.06, Eldorado shall provide Owner with a detailed calculation of the Complex Incentive Fee, if any, payable in respect of such period. Owner shall provide each member of its managing partner’s Board of Managers (the “Owner’s Board of Directors”) and each person that is an observer of the Owner’s Board of Directors with such calculation of the Complex Incentive Fee and, to the extent that there is any disagreement with respect to the amount of such Complex Incentive Fee, such disagreement shall be resolved by the Owner’s independent auditors. The Owner shall pay the Complex Incentive Fee no later than seven (7) days following the date that the amount of the Complex Incentive Fee is finally determined. Payment of the Complex Incentive Fee shall be subordinate to principal and interest on the First Mortgage Notes and Owner agrees that no payment in respect of the Complex Incentive Fee shall be made at any time that any portion of accrued and unpaid interest on the First Mortgage Notes that is due and payable (without regard for any grace period) has not been paid in full in cash or if the Owner does not reasonably expect to pay the next payment on the First Mortgage Notes that immediately succeeds the payment of such Complex Incentive Fee in full in cash.

5.04 Losses. Losses in any year shall be borne exclusively by Owner and shall not reduce the amount of any compensation that Eldorado may be entitled to receive hereunder for any prior, present, or subsequent years. No part of such losses shall be charged against, recaptured out of or otherwise serve to diminish or affect the EBITDA of the Complex for prior, present, or subsequent years.

ARTICLE SIX

INSURANCE AND INDEMNITY

6.01 Property Insurance. Within thirty (30) days of the Commencement Date, Eldorado shall, to the extent not then in force, procure and maintain, at Owner’s expense, property insurance, equal to at least one hundred percent (100%) of the insurable value thereof on a replacement cost basis, or such lesser amount to which Eldorado, subject to the terms of Section 6.03 of this Agreement, may determine, against loss or damage to the Complex and its contents from fire, boiler explosion and such other extended coverage risks and casualties as Eldorado shall deem necessary. Eldorado shall, to the extent not then in force, also procure and maintain, and Owner shall pay for, business interruption insurance against loss or damage by fire and other hazards customarily included in an extended coverage endorsement, including riot, civil commotion and insurrection, all of said business interruption insurance to be effective from the Commencement Date and during the Term hereof. Such liability and property insurance coverage procured pursuant to this Section 6.01 shall list, and any such insurance coverage in force shall be amended effective on the Commencement Date to list, Eldorado as an additional insured, with a right to thirty (30) days prior written notice in the event of cancellation or modification of coverage.

6.02 Liability Insurance/Miscellaneous Coverages. Subject to the terms of Section 6.03 of this Agreement, Eldorado shall procure and maintain, and Owner shall pay for, during the Term hereof, the following insurance, which insurance shall list Eldorado and Eldorado’s subsidiaries, affiliates, officers, directors, agents, servants, workmen, and employees (all collectively referred to herein as “Eldorado”) as additional insured, with a right to thirty (30) days prior written notice in the event of cancellation or modification of coverage:

(a) Comprehensive General Liability Insurance at a limit of at least $1 million per occurrence/$2 million aggregate, including, but not limited to, liquor liability and innkeepers liability coverage to protect against theft of or damage to guests’ property;

(b) Automobile Liability and Physical Damage Insurance for at least $1 million combined single limit to include broad form drive other car coverage;

(c) Comprehensive Crime Insurance including, but not limited to, Employee Dishonesty and Depositor’s Forgery Coverages;

(d) Worker’s Compensation Insurance and Employer’s Liability, including the Maritime Employers Liability Endorsement, U.S.L.& H., and similar insurances as may be required by law;

(e) Group Benefits Insurance including major medical and hospitalization for Complex employees;

(f) Fiduciary Liability Insurance, as required by the Employment Retirement Income Security Act of 1974 covering pension and benefit plans, in a limit sufficient to cover the assets at risk;

(g) Marine Hull and Machinery and Property Insurance in an amount equal to at least 100% of the agreed insurable value including all gaming equipment thereof on a replacement cost basis;

(h) Marine Business Interruption Insurance against loss of profits measured by net income of the Owner;

(i) Builder’s Risk Insurance, if required, including delayed opening coverage;

(j) Protection and Indemnity coverage, if required, including Jones Act, in an amount of at least $1 million with Excess Protection and Indemnity coverage in an amount of not less than $25 million;

(k) Vessel Pollution Insurance, if required;

(l) Any insurance that Owner or Eldorado may be required to obtain pursuant to any franchise covering the Complex;

(m) Umbrella (Excess Liability) Insurance in an amount of not less than $100 million;

(n) Any other insurance required by the terms of any agreement to which Owner is a party; and

(o) Insurance against such other insurable risks as may reasonably be required.

6.03 Insurance Standards and Requirements.

(a) It is agreed that all insurance hereunder is intended to fully and adequately protect Owner and Eldorado, and meet or exceed any requirements of applicable laws, rules or regulations, insurance underwriters, or other third parties having the right to determine insurance requirements for the Complex. Owner and Eldorado shall each approve all insurance required for the Complex with respect to amount and types of coverage, and the terms and conditions thereof; provided that, in making determinations hereunder with respect to insurance, Owner and Eldorado shall take into account Eldorado’s advice derived from its experience as a casino and hotel manager. Insurance procured hereunder shall be placed with reputable, financially sound insurance companies acceptable to Owner and Eldorado, and shall be obtained in the name of Owner or Eldorado (as agent for Owner), as the parties may mutually agree. All insurance hereunder shall name Eldorado and Owner as co-insureds and/or additional insureds. If Owner should refuse or delay in approving the procuring or maintaining of insurance which Eldorado reasonably deems to be advisable to obtain for the Complex, Eldorado shall have (i) the right, upon five (5) days prior written notice to Owner, to procure such insurance in Eldorado’s own name but at Owner’s sole cost and expense, and (ii) the right to terminate this Agreement upon sixty (60) days prior written notice to Owner, unless such insurance is procured by Owner within such notice period.

(b) Eldorado shall submit to Owner each year a summary of the insurance coverage maintained by Eldorado with respect to the Complex, certified by an officer of Eldorado, and Owner shall have thirty (30) days thereafter to give its comments thereon to the other. If Eldorado receives no written comments from Owner within said period, the insurance program shall be deemed approved for that year.

6.04 Indemnity. Owner agrees:

(a) To indemnify and hold Eldorado free and harmless from any liability for injury or death to persons or damage or destruction of property due to any cause whatsoever, either in or about the Complex or elsewhere, as a result of the performance of this Agreement by Eldorado, its agents, workmen, servants, officers, directors or employees, irrespective of whether caused, wholly or partially, by the negligence of Eldorado, its agents, officers, directors or employees;

(b) To reimburse Eldorado upon demand for any money or other property which Eldorado is required pursuant to the terms of this Agreement or applicable law to pay out for any reason whatsoever in performing its duties hereunder or as a consequence thereof, whether the payment is required by law to settle labor claims, for operating expenses or any other charges or debts incurred or assumed by Eldorado or any other party, or judgments, settlements, or expenses in defense of any claim, civil or criminal action, proceeding, charge, or prosecution made, instituted or maintained against Eldorado or Owner, jointly or severally, because of the condition or use of the Complex, or acts or failures to act of Eldorado, its employees, officers, directors or agents, Owner, its employees, officers or agents, or arising out of or based upon any law, regulation, requirement, contract or award; and,

(c) To defend any claim, action, suit or proceeding brought against Eldorado or Owner, jointly or severally, arising out of or connected with any of the foregoing, and to hold harmless and fully indemnify Eldorado from any judgment, loss or settlement on account thereof, regardless of the jurisdiction in which any such claims, actions, suits or proceedings may be brought.

(d) Notwithstanding the foregoing, Owner shall not be liable to indemnify and hold Eldorado harmless from any liability described above that results from the gross negligence or willful misconduct of Eldorado, its agents, employees, officers or directors.

6.05 Eldorado Insurance. Any insurance provided by Eldorado or its affiliated entities under this Article Six may be effected under policies of blanket insurance which cover other properties of Eldorado and/or its affiliated entities, and the pro rata portion of such premiums shall be charged and allocated to the Complex on the same basis as allocated to other participating operations of Eldorado or its affiliated entities. Any policies of insurance maintained by Eldorado pursuant to the provisions of this Section 6.05 may contain deductible provisions in such amounts as are maintained with respect to other operations of Eldorado or its affiliated entities, taking into account local standards and practices. Further, in lieu of all or a part of comprehensive public liability insurance and worker’s compensation and employer’s liability insurance under clauses (a) and (d) of Section 6.02, any or all of the risks covered by such insurance may be self-insured or self-assumed by the Owner under a self-insurance or assumption of risk program similar to those in effect at other operations of Eldorado or its affiliates, up to such amounts as such risks are assumed or self-insured at such other operations.

ARTICLE SEVEN

GROUP SERVICES BY ELDORADO

7.01 Group Services. Eldorado shall provide to the Complex, from other offices or casinos managed by Eldorado or its affiliates or subsidiaries, the following services:

(a)	General Administrative Service, in connection with:

(i)	Operation:

quality control and inspection;

general supervision;

supervision of employee hiring and training;

sales coordination;

coordination of a system-wide preventive maintenance program;

coordination of advertising and promotional program;

renovating and redecoration of complex;

purchasing of furnishings and equipment.

(ii)	Accounting:

coordination of the accounting system, and

the procuring of a computer program

(software) for the same;

general supervision of accounting reports;

internal audits.

(b) Specific services, whereby personnel might be loaned to the Complex as may be deemed reasonable by Eldorado from another hotel and/or casino from time to time for the Complex’s benefit.

7.02 Costs of Services. The cost of the services referred to in Section 7.01 shall be reimbursed to Eldorado as a Complex operating expense on a direct cost basis. Such costs for services include:

(a) Actual out-of-pocket expenses (excluding salary and other compensation) for the personnel necessary to coordinate the above services directly attributable to the Complex operation, including, without limitation, telecommunication and travel expenses; and

(b) In the case of specific services described in Section 7.01(b), the actual pro rata compensation cost and out-of-pocket reimbursable telecommunication and travel expenses of personnel while loaned to the Complex for its sole benefit.

In the event employees of Owner at the Complex are loaned to Eldorado or Eldorado’s affiliated entities, for their sole benefit (as opposed to that of the Complex), the actual pro rata compensation cost and out-of-pocket reimbursable telecommunication and travel expenses of such loaned personnel shall be reimbursed to the Owner by Eldorado or such Eldorado affiliated entity.

7.03 Software.

(a) Software. Owner acknowledges that Eldorado or Eldorado’s affiliated entities have developed or directed the development of data processing computer software for hotel and casino operations (the “Software”). As part of the services furnished by Eldorado under this Agreement, Eldorado shall provide, or procure from its affiliates, for the Complex Eldorado’s or its affiliates’ data processing computer software for the operation of the Complex. The cost and expense of such Software and any ordinary course updates thereto shall be deemed to be included within the Base Management Fee; provided, however, special requests for Software specially developed for the Complex shall be procured by Eldorado at Owner’s sole cost and expense. In addition, Owner agrees that Eldorado shall purchase, at Owner’s sole cost and expense, the necessary data processing hardware equipment to use the computer software in the operation of the Complex. Owner further agrees that, as an operating expense of the Complex and at Owner’s sole cost and expense, Eldorado shall procure such installation, training, retraining and maintenance assistance from Eldorado or Eldorado’s affiliates as Eldorado, in its sole discretion, deems advisable. For purposes of this Section 7.03(a), the term “Owner’s cost and expense” is defined as a cost which is cost competitive in the marketplace with other comparable available date processing software and hardware.

(b) Title to the Software. Owner hereby acknowledges that the exclusive right of ownership in the Software, as well as any subsequent improvements, modifications or updates to the Software, vests solely in Eldorado. Owner hereby disclaims any right to ownership, possession or use of the Software and related materials. Owner hereby acknowledges the unique proprietary nature of the Software and does hereby covenant that Owner shall maintain the strict confidential nature of the Software and related materials provided for use pursuant to this Agreement and Owner shall not disseminate such Software or related materials to any other person or entity without the express written consent of Eldorado thereto. Owner hereby further covenants that it shall not, and it shall not suffer any other person or entity to, violate the provisions of this Section 7.03(b), which Owner hereby consents shall be enforceable in equity, in a summary fashion, by Eldorado or its assignees without proof of harm other than an unauthorized disclosure.

(c) Return of the Software. Upon termination of this Agreement, for whatever reason, Owner shall procure replacement software licenses to permit Owner to continue data processing for hotel and casino operation and shall, within ninety (90) days of such termination, unless otherwise licensed by Eldorado, discontinue the use of the Software and/or related materials and certify to Eldorado that (i) the use of the Software and related materials has been discontinued, (ii) all originals and copies of the Software have been returned to Eldorado and (iii) no person or entity has retained any portion, in original or duplicate, of the Software or related material. The provisions of Sections 7.03(b) and 7.03(c) of this Agreement shall survive any termination of this Agreement.

7.04 Intellectual Property.

(a) Eldorado Intellectual Property. Eldorado may, in its sole discretion, procure for the Complex and maintain for the Term of this Agreement the use of the “Eldorado” name and trademarks and trade dress, including those marks which may from time to time be developed and implemented in operating Eldorado establishments in the United States (the “Eldorado Intellectual Property”) to the extent that the use of such marks are appropriate (as determined by Eldorado) for use at the Complex. The cost and expense of such intellectual property shall be deemed to be included within the Base Management Fee.

(b) Usage of Intellectual Property. Usage of the Eldorado Intellectual Property during the Term of this Agreement shall be governed by license agreements to be entered into by and between the owner of such marks and Owner. Except as otherwise provided in Section 7.04(c), Eldorado shall at all times during the Term of this Agreement operate the Complex (including all gaming facilities) with the Eldorado Intellectual Property and shall not, in any manner, operate the Complex (including all gaming facilities) in or under any other theme, style or motif without the express written consent of the Owner.

(c) Notwithstanding any provision of this Agreement to the contrary, Eldorado shall be entitled, without the consent of Owner, to operate the Complex for up to the initial one hundred eighty (180) days of the Term using the “Hollywood Casino” name and related trademarks and trade dress in accordance with the terms and conditions in Section 6.03 of the Management Services Agreement dated as of June 6, 2005 by and between Hollywood Casino Shreveport (f/k/a “QNOV”) and HWCC Shreveport, Inc., a Louisiana corporation.

7.05 Memorabilia. Eldorado and/or its affiliates may from time to time procure the use of certain moveable memorabilia which periodically may be transferred by and between an Eldorado property and the Complex (the “Non-Owner Memorabilia”). Owner agrees and acknowledges that Owner shall have no right to, title in or interest in the Non-Owner Memorabilia. Upon termination of this Agreement, for whatever reason, Owner shall, within the earlier to occur of expiration of the license agreement governing the Non-Owner Memorabilia or sixty (60) days from termination of this Agreement, certify to Eldorado that all Non-Owner Memorabilia has been returned to Eldorado.

ARTICLE EIGHT

DAMAGE TO AND DESTRUCTION OF THE COMPLEX

8.01 Owner to Restore. Owner agrees, under the circumstances set forth in the provisions of this Article Eight, to repair, restore, rebuild or replace any insured damage to, or impairment or destruction of the Complex from fire or other casualty. If Owner is obligated hereunder to undertake such work and shall fail to do so, Eldorado may, but shall not be obligated to, undertake or complete such work for the account of Owner and shall be entitled to be repaid therefor, and proceeds of insurance shall be made available to Eldorado.

8.02 Limitation on Restoration. If the Complex shall be totally destroyed or substantially destroyed during the Term of this Agreement by fire or other casualty and (a) the insurance required by Article Six of this Agreement shall have been maintained, and (b) the cost of repairing, restoring, rebuilding and replacing the same shall exceed one hundred percent (100%) of the proceeds of the insurance collectible by Owner for and on account thereof, Owner shall have the right and option, upon notice served upon Eldorado within one hundred eighty (180) days after such fire or other casualty, to terminate this Agreement. If the cost of repairing, restoring, rebuilding or replacing the damage, impairment or destruction resulting from such fire or other casualty shall be less than one hundred percent (100%) of the proceeds of the insurance collectible by Owner, Owner shall repair, restore, rebuild or replace such damage, impairment or destruction, unless and to the extent that Owner and Eldorado shall otherwise agree. If Owner fails to undertake such work within three hundred sixty (360) days after a fire or other casualty, or shall fail to complete the same diligently, Eldorado, without prejudice to its rights to repair, restore, rebuild or replace such damage, impairment or destruction for and on behalf of Owner and its rights and remedies upon undertaking any such work provided for in this Article, may at its election, terminate this Agreement upon notice to Owner.

ARTICLE NINE

CONDEMNATION

9.01 Total Condemnation. If the whole of the Complex shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, or if such a portion hereof shall be taken or condemned so as to make it imprudent or unfeasible, in Eldorado’s reasonable opinion, to use the remaining portion as a Complex of type and class immediately preceding such taking or condemnation, then, in either of such events, Eldorado, in its sole discretion, may determine that the Term of this Agreement shall cease and terminate as of the date of such taking or condemnation.

9.02 Partial Condemnation. If only a part of the Complex shall be taken or condemned and the taking or condemnation of such part does not make it unfeasible or imprudent, in Eldorado’s reasonable opinion, to operate the remainder as a Complex of the type and class immediately preceding such taking or condemnation, this Agreement shall not terminate, but out of the award to Owner, so much thereof as shall be reasonable necessary to repair any damage to the Complex, or any part thereof, or to alter or modify the Complex, or any part thereof, so as to render the Complex a complete and satisfactory architectural unit as a Complex of the same type and class as it was immediately preceding the taking or condemnation shall be used by Owner for that purpose.

ARTICLE TEN

RELATIONSHIP AND AUTHORITY

The provisions of this Agreement relating to the Base Management Fee and Complex Incentive Fee payable hereunder is included solely for the purpose of providing a method whereby the said fees can be measured and ascertained. This Agreement is not intended to, and it shall not be deemed to, (i) make Eldorado and Owner joint venturers or partners of each other or (ii) except as set forth in this Agreement, including the next sentence of this Article Ten, to give Eldorado or Owner the power to bind or obligate the other. Notwithstanding any provision to the contrary, Eldorado shall have such additional authority and powers as agent of Owner as may be necessary to carry out the spirit and intent of this Agreement.

ARTICLE ELEVEN

TERMINATION

11.01 Reciprocal Termination. Notwithstanding any other provision of this Agreement to the contrary, each party shall have the right to terminate this Agreement on ninety (90) days prior written notice (or such lesser period mandated by the Board or another gaming regulatory authority) to the other in the event:

(a) Any statute, regulation, rule or ruling renders the conduct of gaming in the United States or at the Complex illegal;

(b) The Board shall deem Eldorado unsuitable; or

(c) upon the occurrence of a “change of control”, as that term is defined in the Amended and Restated Indenture dated as of July 21, 2005 by and among the Owner, Shreveport Capital Corporation, the Eldorado Affiliates and U.S. Bank National Association;

provided, however, that so long as Eldorado continues to receive timely payments of the compensation specified in Article Five of this Agreement, unless otherwise required by the Board or another gaming regulatory authority, in no event shall any such termination be effective without the consent of the Owner until such time as a replacement manager has been selected by the Owner and approved by the Board.

11.02 Termination by Owner. Owner shall have the right to terminate this Agreement by written notice delivered to Eldorado following Eldorado’s material breach of the terms of this Agreement which breach is not cured within sixty (60) days following written notice thereof delivered to Eldorado by Owner.

11.03 Termination by Eldorado. Eldorado shall have the right to terminate this Agreement at any time when any amount then due and payable to Eldorado pursuant to Article Five of this Agreement remains unpaid by giving written notice to Owner which specifies that termination is pursuant to this Section 11.03; provided that in no event shall such termination be effective without the consent of the Owners until such time as a replacement manager has been selected by the Owner and approved by the Board so long as (x) Owner shall have reimbursed Eldorado for all reasonably incurred and documented out of pocket expenses associated with the performance of its obligations hereof no later than 30 days following submission by Eldorado to Owner of the applicable request for reimbursement pursuant to the terms hereof and (y) Owner shall have paid Eldorado $100,000 per month for each month beginning on the 180th day following the date of the written notice of termination delivered pursuant to this Section 11.03 that Eldorado continues to serve as the manager pursuant to the terms hereof, which amount shall be paid no later than 15 days following the end of each such month.

11.04 Eldorado’s and Owner’s Right to Terminate for License Issues.

(a) Each of Eldorado and Owner shall have the right to terminate this Agreement upon ninety (90) days written notice to the other (or such lesser period mandated by the Board or another gaming regulatory authority) in the event of the occurrence of any event or the existence of any facts with respect to the ownership or management of the Complex that, in the terminating party’s good faith opinion, would jeopardize any gaming license or application for gaming license of such terminating party or its affiliated entities anywhere in the United States provided, however, that so long as Eldorado continues to receive timely payments of the compensation specified in Article Five of this Agreement, unless otherwise required by the Board or another gaming regulatory authority, such termination shall not be effective without the consent of the Owner until such time as a replacement manager has been selected by the Owner and approved by the Board.

(b) Without limiting reasonableness to such circumstances, a determination made by the terminating party referred to in Section 11.03(a) of this Agreement shall be deemed to be reasonable if based upon: (i) any written communication from a gaming regulatory authority of the applicable state; or (ii) written evidence that, if true, the terminating party’s participation in, or involvement with, this Agreement and/or Eldorado’s management of the Complex would violate any law, rule or regulation administrated by any gaming regulatory authority, so long as such evidence is not induced in bad faith by its recipient.

11.05 Termination Buy-Out Offer. In the event of a termination of this Agreement in accordance with the provisions hereof, Owner will be deemed to have made an offer on the part of the Owner and/or its constituent partners (other than Eldorado Shreveport #1, LLC, a Nevada limited liability company (“Eldorado #1), and Eldorado Shreveport #2, LLC, a Nevada limited liability company (collectively with Eldorado #1, the “Eldorado Affiliates”)) to purchase the Eldorado Affiliates’ interest in Owner (the “Termination Buy-Out Offer”) for an amount equal to the lesser of (a) Appraised Value (as defined below), (b) book value of such interest or (c) such other amount as shall be required by the Board or another gaming authority; provided that in no event shall such amount be less than $100. The Eldorado Affiliates shall be deemed to have accepted the Termination Buy-Out Offer in the event of a termination pursuant to the terms of this Agreement. The closing of, and payment to the Eldorado Affiliates for, such Termination Buy-Out Offer shall occur no later than the effective date of Eldorado’s termination as manager of the Complex. The “Appraised Value” of the Eldorado Affiliates’ ownership interest in Owner will be determined by an independent investment banking firm of national standing to be chosen by the Eldorado Affiliates and Shreveport Gaming Holdings, Inc., a Delaware corporation (“SGH”) on behalf of the Owner. In the event that the Eldorado Affiliates, on the one hand, and SGH on behalf of Owner, on the other hand, cannot agree on an independent investment banking firm, then each shall select an independent investment banking firm and the Appraisal Value shall be the average of the values determined by such investment banking firms. All costs (including investment banking fees) attributable to obtaining the foregoing investment banking valuation shall be borne by the Owner and shall not reduce the payment due to the Eldorado Affiliates.

ARTICLE TWELVE

SUCCESSORS AND ASSIGNS

12.01 Assignments by Eldorado. Eldorado shall not be permitted to collaterally assign this Agreement or its rights and interest in the operation of the Complex to any entity as security for indebtedness. Neither Eldorado nor Owner shall assign this Agreement without the prior written consent of the non-assigning party. It is understood and agreed that any consent granted by the non-assigning party to any such assignment shall not be deemed a waiver of the covenant herein contained against assignment in any subsequent case.

12.02 Assigns Bound. Subject to the provisions of this Agreement regarding and/or restricting sale or assignments as set forth elsewhere in this Agreement, the terms, provisions, covenants, undertakings, agreements, obligations and conditions of this Agreement shall be binding upon and shall inure to the benefit of the successors in interest and the assigns of the parties hereto with the same effect as if mentioned in each instance where the party hereto is named or referred to, except that no assignment, transfer pledge, mortgage, lease or sublease by or through Eldorado or by or through Owner, as the case may be, in violation of the provision of this Agreement shall vest any rights in the assignee, transferee, mortgagee, pledge, lessee, sublessee or occupant.

ARTICLE THIRTEEN

GENERAL PROVISIONS

13.01 Best Evidence. This Agreement shall be executed in original and “Xerox” or photostatic copies and each copy bearing original signatures of the parties hereto in ink shall be deemed an original.

13.02 Amendment or Modification. This Agreement may not be amended or modified except by a writing signed by all parties hereto.

13.03 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Louisiana in effect on the date of the execution of this Agreement. Notwithstanding the foregoing, this Agreement shall, as required, be governed by and construed in accordance with the Louisiana Gaming Control Law and the rules and regulations of the Louisiana Gaming Control Board promulgated thereunder.

13.04 Interpretation. The preamble recitals of this Agreement are incorporated into and made a part of this Agreement; titles of Sections and Articles are for convenience only and are not to be considered a part of this Agreement. All references to years shall mean a year commencing as of the first day of January of each year. All references to the singular shall include the plural and all references to gender shall, as appropriate, include other genders.

13.05 Severability. In the event any one or more provisions of this Agreement is judicially declared null and void or otherwise unenforceable, the remainder of this Agreement shall survive, unless such survival vitiates the intent of the parties hereto.

13.06 Prohibition on Recordation/Covenant of Disclosure.

(a) Eldorado hereby covenants and agrees that it shall take no action, nor authorize or suffer any one to take any action, the result of which would be to cause this Agreement, or a memorandum thereof, to be filed of record against the realty of the Complex. This covenant prohibiting recordation shall not apply to the filing of a judgment lien by reason of an action or cause of action arising from this Agreement or the breach thereof.

(b) Owner hereby covenants and agrees that it shall disclose the existence, terms, provisions and conditions of this Agreement to any and all prospective purchasers and mortgagees of the realty of the Complex.

13.07 Arbitration. Any dispute, controversy or claim arising out of or related to this Agreement, shall be resolved in the following manner; provided, however, that any dispute, controversy or claim arising out of or related to the intellectual property rights of Eldorado (or Eldorado’s parents, subsidiaries or affiliates) will not be subject to arbitration. The parties hereto shall refer the matter to their chief executive officers for the negotiation of a mutually satisfactory resolution. If no such resolution is reached, then at any time after fifteen (15) days following the date the matter was referred to the chief executive officers of the parties, either party hereto may notify the other of its intention to have the claim finally settled by confidential arbitration in Reno, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and in accordance with the Federal Rules of Civil Procedure and Evidence applicable thereto. This agreement to arbitrate shall be specifically enforceable in any court of competent jurisdiction.

13.08 Force Majeure. With the exception of payment obligations imposed under this Agreement (which obligations are not subject to suspension, extinguishment or cancellation as a consequence of this Section 13.08 or otherwise), the parties to this Agreement shall be excused from the performance of any obligation under this Agreement in the event such performance is hindered or prevented by strike, boycott, lockout or other labor trouble; and storm, fire, earthquake or act of God; any riot, civil disturbance, or any act of war or of the public enemy; the shortage, unavailability or disruption in the supply of labor, materials, fuels or the disruption of postal, electrical, telephone or other utility service; any present or future governmental law, ordinance, order rule or regulation; or any other cause or contingency beyond the respective parties’ control, but only during such time as such party is unable due to a specified reason herein to perform its obligations hereunder.

13.09 Waiver. None of the terms of this Agreement, including this Section 13.09, or any term, right or remedy hereunder shall be deemed waived unless such waiver is in writing and signed by the party to be charged therewith and in no event by reason of any failure to assert or delay in asserting any such term, right or remedy or similar term, right or remedy hereunder.

13.10 General Warranties. Each party hereto warrants and represents to the other as follows:

(a) Each party has or will diligently pursue all necessary governmental licenses and permits required to satisfy its obligations under this Agreement; and,

(b) Each party has the right, power, title and authority to enter into this Agreement.

13.11 Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and this Agreement supersedes any prior understandings, agreements, or undertakings.

13.12 Effectiveness of Agreement. This Agreement shall be rendered void and of no further force or effect if the Board fails to grant the requisite approvals required for the execution of this Agreement by the parties.

13.13 Regulatory Approvals. This Agreement is subject to compliance with applicable requirements of the gaming authorities in the State of Louisiana and, if applicable, the requirements of any other jurisdiction in which either Eldorado or any of Eldorado’s affiliated entities has a gaming license. Eldorado shall use its commercially reasonable efforts to achieve compliance with all such applicable requirements. In the event that any of such approvals are not obtained, or are revoked or suspended, each of Owner and Eldorado shall have the right to terminate this Agreement on ninety (90) days prior written notice (or such lesser period as is mandated by any applicable gaming authority); provided, however, that, so long as Eldorado is receiving timely payment of the compensation specified in Article Five of this Agreement, unless otherwise required by the Board or another applicable gaming authority, in no event shall any such termination be effective until a replacement manager has been selected by Owner and approved by the Board.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

ELDORADO CASINO SHREVEPORT JOINT VENTURE
a Louisiana general partnership

By:	Eldorado Shreveport #1 LLC
it’s Managing General Partner

	By:	/s/ Gary L. Carano
Gary L. Carano, Manager

ELDORADO RESORTS LLC
a Nevada limited liability company

By:	Recreational Enterprises, Inc.
it’s Managing General Partner

	By:	/s/ Donald L. Carano
Donald L. Carano, President

EXHIBIT “A”

DESCRIPTION OF THE COMPLEX

See attached.